UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2007
BIODEL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33451	90-0136863

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Saw Mill Road Danbury, Connecticut	06810

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (203) 796-5000
6 Christopher Columbus Avenue, Danbury Connecticut 06810

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 20, 2007, Biodel Inc. (the “Company”) amended and restated its employment agreement with Dr. Solomon S. Steiner, the Company’s President and Chief Executive Officer (the “Restated Employment Agreement”). The Restated Employment Agreement (i) extends the term to November 20, 2009, (ii) increases the base salary to $375,000, and (iii) provides that Dr. Steiner shall be entitled to receive an annual year-end bonus in cash in an amount of not more than fifty percent (50%) of Base Salary as determined by the Board of Directors.
     All other terms of the Restated Employment Agreement remain in full force and effect.
     The foregoing description is qualified in its entirety by reference to the full text of the Restated Employment Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 21, 2007, the Company issued a press release (the “Press Release”) announcing that Brian J.G. Pereira, M.D had been elected a director of the Company to fill the vacancy created by the resignation of Paul Sekhri. Dr. Pereira is president and CEO of AMAG Pharmaceuticals. Dr. Pereira will serve for a term expiring at the annual meeting in 2009. As a result of his election, Dr. Pereira will automatically be granted options to purchase 25,000 shares of the Company’s common stock pursuant to the Company’s stock incentive plan. Such options will vest immediately. Dr. Pereira is expected to be elected a member of Nominating and Corporate Governance Committee and the Audit Committee.
     A copy of the Press Release is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
          See Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIODEL INC.
Date: November 21, 2007	By:	/s/ Solomon S. Steiner
Solomon S. Steiner
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, entered into on November 20, 2007 between Biodel Inc. and Dr. Solomon S. Steiner.

10.2	Press Release